Exhibit T3A.8

Commercial Register of the Chamber of Commerce and Industry at Curacao

Excerpt from the registration of DIAMOND OFFSHORE DRILLING COMPANY N.V.

established at Curacao entered under no. 6117

Entry of a business pertaining to a corporation

Name: DIAMOND OFFSHORE DRILLING COMPANY N.V.

Business investment company.

Business is carried on at Chuchubiweg 17, Curacao. Certificate of Incorporation:

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executed on July 10, 1972 before a deputy of Dr. J.A. Schiltkamp, at that time a Civil Law Notary of Curacao, on the text of which deed the Declaration of No Objection was granted by the Minister of Justice of the Netherlands Antilles by decree dated August 10, 1972 No. 6700/JAZ;

Deeds of Amendment executed on:

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June 25, 1973 before a deputy of Dr. J.A. Schiltkamp, aforementioned, December 14, 1973 before Dr. J.A. Schiltkamp, aforementioned, May 26, 1981 before Dr. J.A. Schiltkamp, aforementioned and on November 25, 1994 before a deputy of Mr. J.W.M. Thesseling a Civil Law Notary of Curacao, on the texts of which deed the Declarations of No Objection were granted by the Minister of Justice of the Netherlands Antilles by decrees dated respectively, August 13, 1973 No. 6177/JAZ, December 14, 1973 No. 11229/JAZ, May 26, 1981 No. 1241/N.V. and November 25, 1994 No. 2803/N.V.;

Authorised capital: U.S.$. 500,000.—

Issued and paid up capital: U.S.$. 100,000.—

Management:	–	ATC Trustees (Curacao) N.V.
Robert E. Rose
Lawrence R. Dickerson
Richard L. Lionberger

The Company is represented towards third parties in all matters including court matters, by one or more Managing Director.

To:	ATC Trustees (Curacao) N.V.
	Chuchubiweg 17	The expenses are: NAf. 7,50
	Curacao	Curacao Secretary
sd.